UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report: October 9, 2015

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 9, 2015, CafePress Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Hameron Properties I LLC (the “Seller”) for the purchase of approximately 1.6 acres of land and an on-site building with approximately 25,000 square feet located in Louisville, Kentucky, which the Company expects to use for its corporate offices.

Under the Purchase Agreement, the Company will pay the Seller a total purchase price of $1.8 million, with $1.65 million due upon closing, and the remaining $150,000 due after the completion of certain post-closing conditions, including the receipt of governmental approvals. The Purchase Agreement also contains certain representations and warranties of the Company, and provides for a due diligence period of sixty (60) days from the effective date. Closing is expected to occur within thirty (30) days after the completion of the due diligence period.

The foregoing descriptions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement incorporated by reference to Current Report on Form 8-K as Exhibit 10.1.

Item 9.01	Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of October 9, 2015, between Hameron Properties I LLC and CafePress Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 9, 2015	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson Chief Financial Officer